Exhibit 10.36

Signing Version

[*NOTE: English translation provided for convenience only. Japanese language version is official controlling document.]

MASTER LEASE AGREEMENT

Flash Memory Manufacturing Equipment

December 24, 2004

Mitsui Leasing & Development, Ltd.

IBJ Leasing Co., Ltd.

Sumisho Lease Co., Ltd.

Flash Partners, Ltd.

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Table of Contents

		Page
Article 1	Definitions	1
Article 2	Structure of the Transactions	6
Article 3	Lease	6
Article 4	Delivery	7
Article 5	Prerequisites for Delivery	8
Article 6	Relevant Documents	8
Article 7	Payment of Lease Fees	9
Article 8	Release from Defect Liability	11
Article 9	Loss, Damages and Share of Risks	12
Article 10	Indications of Ownership	13
Article 11	Undisturbed Use	13
Article 12	Installation and Usage	13
Article 13	Possession and Sublease	14
Article 14	Maintenance Management	14
Article 15	Change of the Original Condition	15
Article 16	Title to Parts	15
Article 17	Inspection	16
Article 18	Encumbrances	16
Article 19	Insurance	16
Article 20	Representations and Warranties	17
Article 21	Commitments	18
Article 22	Compensation and Cost Sharing	19
Article 23	Number of Times of Individual Transaction and Change of Delivery Period	21
Article 24	Purchase Option	21
Article 25	Returns	22
Article 26	Termination	24
Article 27	Default Interest	26
Article 28	Assignment of Rights and Obligations	26
Article 29	Assets Available to Perform Obligations	27
Article 30	Notice	28
Article 31	Modification of this Agreement	28
Article 32	Confidentiality	28
Article 33	Governing Law	29
Article 34	Jurisdiction	20

Attachment 1	Terms and Conditions of the Lease
Attachment 2	Lease Certificate
Attachment 3	Certificate of Restitution
Attachment 4	Certificate of Assignment
Attachment 5	Condition Requirements at the time of Return
Attachment 6	Addresses for Notices

MASTER LEASE AGREEMENT

     This Master Lease Agreement is made and entered into on the 24th day of December 2004 by and among Mitsui Leasing & Development, Ltd. (hereinafter known as the SD Lessor), IBJ Leasing Co., Ltd., and Sumisho Lease Co., Ltd. (hereinafter known as the Toshiba Lessors, and collectively with SD Lessor, the Lessors), and Flash Partners, Ltd. (the Lessee).

Article 1. Definitions

1.	As used herein, the following terms shall have the meaning described for each term unless expressly indicated in the context that such term shall mean otherwise:

SD Group Companies:	SanDisk Corporation and the companies that SanDisk Corporation holds 50% or more of the voting shares.

Termination Event:	Any or all of the events stipulated in Article 26, Paragraph 1.

Certificate of Lease:	The certificate of acceptance on lease of the Property issued for each Individual Transaction pursuant to Article 4, Paragraph 4, in the form described in Attachment 2.

Liquidated Damages:	The amount calculated at any date in respect of each Tranche in accordance with Section 9 of Attachment 1.

Taxes and Public Dues:	Taxes, levies, withholding charges, fees, duties, contributions, and any other money (without regard to the name) that may be currently or in the future charged by the tax authorities or other government body (whether domestic or foreign), and penalties, fines, surcharges, delinquency charges and arrear of interest (without regard to the name) relating thereto.

Bank Business Day:	The day the banks are open for the business in Japan.

Purchase Option Exercise Price:	The amount calculated for each Tranche with respect to each Lease Fees Payment Date pursuant to Section 6 of Attachment 1.

Individual Transaction:	Each individual transaction made in accordance with this Agreement and each Certificate of Lease.

Original Purchase Agreement:	Each purchase agreement executed between the Lessee and the Property Manufacturer concerning the purchase of the Property.

Sub-lessee:	Any person who receives sublease pursuant to Article 13.

Standard Redemption Price:	The price calculated for the return date stipulated in Article 25, paragraph 1, pursuant to Section 8 of Attachment 1.

Performances:	Performance, structure, design, design specification, utility value, exchange value, efficacy, salability, merchantability, durability, operation ability, suitability for use, lawfulness, or any other performance, function, characteristic, value and effect of the Property.

Total Loss Event:	(a) Extinguishment or loss of knowledge of whereabouts, (b) damage or breakdown for which repair or reuse is economically impossible as reasonably determined by the Lessors and so confirmed by the appraisal service appointed by the Lessors, or (c) seizure, expropriation or robbery caused to the Property, Unit Component or any Parts consisting thereof.

Losses:	Losses, damages, costs, fees, charges, liabilities, obligations, responsibilities, compensations, penalties, delinquency charges, invoices, and litigations.

Unit Component:	Each set of objects listed as an independent item in the Certificate of Lease for each Property (including the Parts fixed or installed in such object).

Toshiba Lessors RA:	Sumisho Lease Co., Ltd., which represents Toshiba Lessors with respect to the portion of the Property jointly owned by Toshiba Lessors in case of the return, sale or other type of disposal of the Property under the power of attorney stipulated in Article 4, Paragraph 2, of the Relevant Parties Agreement.

Toshiba Group Companies:	Toshiba Corporation and the companies that Toshiba Corporation holds 50% or more of the voting shares.

Tranche:	Collective term for SD Tranche 1, SD Tranche 2, Toshiba Tranche 1 and Toshiba Tranche 2, which are established for the Lease Fees and/or other liabilities hereunder pursuant to Article 7, Paragraph 1.

Delivery Period:	The period from execution of this Agreement to the date stipulated in Section 1 of Attachment 1 as the last possible date for delivery.

Delivery Location:	The place in Japan where the Property or each Unit Component is located on the Scheduled Delivery Date as notified to the Lessors by the Lessee by the day immediately prior to each Scheduled Delivery Date.

Delivery Date:	Each date that each of Unit Component included in the Property has been delivered pursuant to Article 4.

Scheduled Delivery Date:	Each date stipulated as the scheduled delivery date for each Individual Transaction in Section 1 of Attachment 1 or any other Bank Business Day during the Delivery Period that is agreed between the Lessee and the Lessors.

Guaranteed:	Any or all of the Lessors, Borrower, Lender, and successors, directors, employees, or attorneys of such persons.

Encumbrances:	Ownership, right of possession (senyu ken), lease as lessee (chinchaku ken), lease as lessor, mortgage, pledge, right of retention (ryuchi ken), lien (sakidoritokkenn), mortgage by transfer (joto tanpo ken), any right attached by any of the foregoing as conditions, option for the foregoing, any and all other usufructurary rights and security rights, and rights under attachment or provisional attachment.

Property Purchase Price:	The purchase price determined for the Property or each Unit Component pursuant to Article 3, Paragraph 1, of the Sales Agreement.

Property Manufacturer:	The party indicated in the “Manufacturer” section of the property list attached to the Certificate of Lease.

Event of Default:	Termination Events or events that constitute the Termination Events subject to notice, lapse of time or other conditions.

Break Funding Cost:	Any damages and costs borne by each of the Lessors in case of nonperformance or early termination of the Lease hereunder. The amount shall be calculated as the compensation, penalty, or other monies charged by the Lender to the Borrower under the Loan Agreement with respect to nonperformance or prepayment thereupon.

Return Adjustment:	The amount calculated under Section 7 of Attachment 1 with respect to the return date stipulated in Article 25, Paragraph 1.

Lender:	The person indicated in Section 11 of Attachment 1.

Loan Agreement:	The Credit Line Agreement executed on the even date with this Agreement between the Borrower and the Lender and the Acceptance of Liabilities and Repayment Agreement relating thereto.

Borrower:	The person indicated in Section 12 of Attachment 1.

Relevant Parties Agreement:	The agreement executed on the even date with this Agreement among the Lender, Lessors and the Borrower concerning the priority and subordination between this Agreement and the Preliminary Property Mortgage Agreement and the like.

Relating Agreements:	This Agreement, Sales Agreement, Credit Purchase Agreement, Relevant Parties Agreement, Loan Agreement, Agreement for Assignment of Claim for Security, Preliminary Property Mortgage Agreement, Administration Service Agreement, Guaranty Agreement, Letter of Consent, and any other agreement and documents relating thereto.

Agreement for Assignment of Claim for Security (honken saiken joto tanpo keiyaku):	The Basic Agreement for Assignment of Claim for Security executed on the even date with this Agreement between the Borrower and the Lender concerning (i) the credit relating to Toshiba Tranche 1 hereunder and (ii) the claim for performance of guaranty in connection with the credit relating to Toshiba Tranche 1 hereunder based on the Toshiba Guaranty Agreement, and each individual agreement based thereon.

Credit Purchase Agreement:	The Basic Lease Credit Purchase Agreement executed on the even date with this Agreement between the Toshiba Lessors and the Borrower concerning (i) the credit relating to Toshiba Tranche 1 hereunder and (ii) the claim for performance of guaranty in connection with the credit relating to Toshiba Tranche 1 hereunder based on the Toshiba Guaranty Agreement, and each individual agreement based thereon.
Administration Service Agreement:	The Administration Service Agreement executed on the even date with this Agreement between the Lessors and the Administration Service Operator.

Administration Service Operator:	The person indicated in Section 14 of Attachment 1.

Letter of Consent:	The letter of consent by Toshiba and the Lessee in the designated form concerning the assignment of claim under the Agreement for Assignment of Claim for Security and the establishment of the right to complete the assignment of property under the Agreement for Assignment of Property for Security.

Purchase Agreement:	The Basic Purchase Agreement executed on the even date with this Agreement between the Lessee and the Lessors concerning the Property, and each individual agreement based thereon.

Property:	With respect to each Individual Transaction, each Unit Component (including the Parts) that is identified and notified to the Lessors by the Lessee pursuant to Article 4, Paragraph 1, of the Purchase Agreement, and confirmed by the Certificate of Assignment, Certificate of Receipt and the Certificate of Lease; provided, however, that in the event any part of the Unit Component is excluded from this Agreement due to the Total Loss Event or exercise of a purchase option, the remaining part of the Unit Component shall constitute the Property.

Preliminary Property Mortgage Agreements (honken bukken joto tanpo yoyaku keiyaku):	The collective term for the Basic Agreement for Assignment of Property for Security of the Lessor’s Claim (kihon lessor bukken joto tanpo yoyaku keiyakusho) executed on the even date with this Agreement between Toshiba Lessors and SD Lessor concerning the portion of the Property jointly owned by the Toshiba Lessors and each individual agreements based thereon (the “Agreement for Assignment of Property for Security of the Lessor’s Claim”), and the Basic Agreement for Assignment of Property for Security of the Lender’s Claim (kihon lender bukken joto tanpo yoyaku keiyakusho) executed on the even date with this Agreement between the Lessors and the Lender concerning the Property and each individual agreement based thereon (the “Agreement for Assignment of Property for Security of the Lender’s Claim ”).

Parts:	Equipment and parts forming the Unit Component, and equipment, accessories, attachments, and parts installed or attached from time to time to the Property (including single item and a group of similar items).

Guaranty Agreements:	The collective term for the Guaranty Agreement executed on the even date with this Agreement between Toshiba Corporation as the Guarantor and Toshiba Lessors (“Toshiba Guaranty Agreement”), and the Guaranty Agreement executed on the even date with this Agreement between SanDisk Corporation as the Guarantor and SD Lessor (“SD Guaranty Agreement”).

Guarantors:	Collective term for the persons described in Section 13 of Attachment 1.

Loan:	Total amount of the loan principals at any time lent by the Lender to the Borrower under the Loan Agreement.

Approved Encumbrances:	The encumbrances excluded under Article 18, Paragraph 1.

Lease Term:	The term commencing on the Delivery Date as stipulated in Section 2 of Attachment 1; provided, however, that in the event this Agreement is prematurely terminated, such term shall expire on the termination date.

Lease Expiration Date:	The last date of the Lease Term.

Lease Fees:	The lease fees determined under Section 3 of Attachment 1 for each Tranche with respect to each Unit Component.

Lease Fees Calculation Period:	The period stipulated in Section 5 of Attachment 1.

Lease Fees Payment Date:	The date stipulated in Section 4 of Attachment 1.

2.	Reference to other agreement or document in this Agreement means the reference to such agreement or document as modified, supplemented or altered if they are modified, supplemented or altered after its execution.

3.	In this Agreement, reference to articles means the reference to articles of this Agreement unless otherwise indicated.

4.	In this Agreement, reference to any party of the Relating Agreements include successors or approved assignees of each of such party.

Article 2. Structure of the Transactions

1.	The Lessee and the Lessors confirm that the transactions are contemplated concerning the Property as described in Section 15 of Attachment 1, and that they are inseparably linked to each other.

2.	The Lessee confirms that the Lessors retain the ownership of the Property during the Lease Term under this Agreement.

Article 3. Lease

1.	On each Delivery Date, upon receipt of the delivery of each Unit Component forming the Property from the Lessee based on the Purchase Agreement, the Lessors shall lease such Unit Component to the Lessee, and the Lessee shall accept such lease from the Lessors.

2.	In each Individual Transaction, the lease of the Property and each Unit Component shall continue for the Lease Term and commence from the date the each Certificate of Lease is executed pursuant to Article 4, Paragraph 6. Unless expressly stipulated otherwise in this Agreement, the lease of the Property may not be cancelled or terminated prior to the respective Lease Expiration Date.

3.	In consideration of the lease under this Agreement, the Lessee shall pay the Lease Fees pursuant to Article 7, Paragraph 2.

4.	By means of the lease under this Agreement, the Lessee shall be entitled to use the Property without being disturbed pursuant to the provisions of Article 11 and others herein.

Article 4. Delivery

1.	The Lessee shall designate the Scheduled Delivery Date to the Lessors with respect to each Unit Component forming the Property pursuant to Section 1 of Attachment 1.

2.	Subject to satisfaction of the conditions described in Article 5 and receipt of the delivery of each Unit Component under the Purchase Agreement on the respective Scheduled Delivery Date, the Lessors shall deliver such Unit Component to the Lessee for the purpose of the lease under the preceding article on the same date at the same place, and the Lessee shall accept such delivery from the Lessors.

3.	In the event it is necessary to change the Scheduled Delivery Date, the Lessee shall notify such fact to the Lessors as soon as possible (no later than five (5) Bank Business Days prior to such date). With respect to each Individual Transaction, the Lessee and the Lessors shall execute a new agreement on the amount of the Lease Fees, Purchase Option Exercise Price, Return Adjustment, Standard Redemption Price and Liquidated Damages on the assumption of the actual Property Purchase Price and the Delivery Date. In such a case the agreed amount of the Lease Fees, Purchase Option Exercise Price, Return Adjustment, Standard Redemption Price and Liquidated Damages, together with the actual Property Purchase Price, Delivery Date and Lease Interest Rate, shall be made in writing and attached to each Certificate of Lease in the form of Attachment 2.

4.	Any costs and liability (including the Break Funding Cost; in the event the Lessee is responsible to pay the Break Funding Cost hereunder, the Lessee shall pay the amount calculated in accordance with the definition under Article 1 for both Toshiba Tranche 1 and SD Tranche 1. The same shall apply hereinafter in this agreement.) incurred through a change of the Scheduled Delivery Date or delay or impossibility of delivery (except for the case attributable to the Lessors) shall be borne by the Lessee.

5.	Upon delivery of each Unit Component under Paragraph 2 above, the Lessee shall execute and deliver to the Lessors the Certificate of Lease of the form in Attachment 2.

6.	The delivery of each Unit Component for the lease in each Individual Transaction under this Agreement shall be considered to be completed by the delivery of the respective Certificate of Lease under the preceding paragraph, and the Lessee may use each Unit Component as from the date of delivery of such Certificate of Lease.

7.	Any costs relating to the delivery of the Property under this Article shall be borne by the Lessee.

8.	In the event the delivery of the Property under Paragraph 2 hereof has not been completed within the Delivery Period, the Lessee and the Lessors shall consult with each other in good faith concerning a possibility to extend the Delivery Period.

Article 5. Prerequisites for Delivery

The obligation of the Lessors to deliver each Unit Component under Article 4 in each Individual Agreement is subject to the satisfaction of all of the following conditions unless the Lessors notify the Lessee not to require the satisfaction of any of such conditions prior to the completion of the delivery:

(1)	No event has occurred by the Scheduled Delivery Date because of which the Lessors or Lessee expect the change of laws, administrative orders, or ordinances, or other changes under laws, administrative guidance or tax policy causing the transaction contemplated in the Relating Agreements to become unlawful, or making the Lessors or Lessee to reasonably determine it appropriate to cancel or postpone the execution of such transaction for the purpose thereof (provided, however, that the Lessors or Lessee shall consult with the other parties in advance in addition to other actions such as making a prompt notice to the other parties in the event the Lessor is aware of the occurrence of any event of this paragraph).

(2)	The relevant Unit Component has been purchased by the Lessee from the Property Manufacturer under the Original Purchase Agreement prior to the Scheduled Delivery Date, and the Lessee acquires the ownership without any Encumbrances (except for the Approved Encumbrances).

(3)	The Unit Component is insured by the effective insurance as of the Scheduled Delivery Date pursuant to Article 19.

(4)	No Event of Default has occurred.

(5)	No event has occurred for which, as reasonably determined by the Lessors, any Total Loss Event is or will be constituted.

(6)	The Relating Agreements in which the Lessors or the Lessee are/is party/parties have been executed and delivered by all relevant parties, and remain in full force and effect.

(7)	The representation and warranty of the Lessee under Article 20 are all true and correct as of the Scheduled Delivery Date based on the situation on such date.

Article 6. Relevant Documents

1.	The Lessee and the Lessors shall, by the execution date of this Agreement or respective Delivery Date, take any procedures necessary for executing this Agreement and other Relating Agreements and granting authorities necessary for the performance of the obligations under such agreements, and also submit to each other the Certificates of Seal for the seals affixed on such agreements (which shall be issued within three (3) months prior to the execution date of each agreement), the Certified Full Transcript of Corporate Register (which shall be issued within three (3) months prior to the execution date of each agreement), and the Articles of Incorporation (which shall be effective as of the execution date of this Agreement).

2.	The Lessee shall submit to the Lessors the following documents by respective Scheduled Delivery Date:

(1)	Certificate of insurance for the insurance of the relevant Unit Component stipulated in Article 19.

(2)	The original copy of the Letter of Consent for the relevant Unit Component affixed the date of confirmation by the public notary.

(3)	Copy of any other documents reasonably required by the Lessors.

Article 7. Payment of Lease Fees

1.	The Lessee and the Lessors agree that any monetary credit of the Lessors payable by the Lessee relating to the Lease Fees, Liquidated Damages, Return Adjustment, Purchase Option Exercise Price and other payments shall consist of SD Tranche 1, SD Tranche 2, Toshiba Tranche 1 and Toshiba Tranche 2. Each of the Tranches in each Individual Transaction shall form the portion of the monetary credit divided in accordance with the ratio described in the Certificate of Lease relating to each Individual Transaction. The actual amount of each Tranche for the Lease Fees, Liquidated Damages, Return Adjustment, and Purchase Option Exercise Price in each Individual Transaction shall be in accordance with the descriptions in Sections 3, 6, 7 and 9 of Attachment 1 and the Certificate of Lease relating to the relevant Individual Transaction.

In this respect, (i) the credits on the Lease Fees, Liquidated Damages, Return Adjustment and Purchase Option Exercise Price relating to SD Tranche 1 and SD Tranche 2 shall belong only to SD Lessor and any money relating such credits shall be paid only to SD Lessor, and (ii) the credits on the Lease Fees, Liquidated Damages, Return Adjustment and Purchase Option Exercise Price relating to Toshiba Tranche 1 and Toshiba Tranche 2 shall belong only to Toshiba Lessors (IBJ Leasing Co., Ltd. and Sumisho Lease Co., Ltd. shall own the partial credit in accordance with the sharing ratio for the Property) and any money relating such credits shall be paid only to Toshiba Lessors.

2.	For each Individual Transaction, the Lessee shall pay the Lease Fee for the Lease Fees Calculation Period ending on the Lease Fees Payment Date by 11:00 a.m. of each Lease Fees Payment Date.

3.	In the event the date the Lessee shall pay the amount payable in connection with each Individual Transaction hereunder is not the Bank Business Day, the Lessee shall pay the Lease Fees, Liquidated Damages, Return Adjustment, Purchase Option Exercise Price on the immediately following Bank Business Day (in the event the immediately following Bank Business Day is not in the same month, the immediately preceding Bank Business Day) with the relevant adjustment of the payment amount, and any other amount shall be payable on the immediately following Bank Business Day without the adjustment of the payment mount.

4.	The amount payable by the Lessee under this Agreement shall be paid by the method stipulated in Section 10(2) of Attachment 1 unless otherwise agreed by the parties; provided however, that the Lease Fees, Liquidated Damages, Purchase Option Exercise Price and Return Adjustment relating to each Tranche hereunder shall be paid to the Borrower in accordance with Section 10(1) of Attachment 1. The Lessee hereby acknowledges that the Lessors have entrusted the Lender and the Lender accepted to receive the payment of such amount at the bank account of the Lender. In the event the Lessors cancels such entrustment by its prior written notice to the Lender, the Lessors shall so inform to the Lessee no later than one Bank Business Day before the first Lease Fees Payment Date following the cancellation (in such event, the amount of the Lease Fees, the Liquidated Damages, the Purchase Option Exercise Price, and the Return Adjustment relating to Toshiba Tranche 1 shall be received at the bank account of the Lender stipulated in Section 10(2) of Attachment 1, the amount relating to Toshiba Tranche 2 shall be received at the bank account of each of Toshiba Lessors stipulated in Section 10(2) of Attachment 1, and the amount relating to SD Tranche 1 and SD Tranche 2 shall be received at the bank account of SD Lessors stipulated in Section 10(2) of Attachment 1).

5.	The amount payable by the Lessee hereunder shall be paid in full without any deduction, offsetting or protest without regard to the existence of any defects relating to the Performances of the Property, existence of any Encumbrances on the Property, existence of any infringement relating to the use of the Property, bankruptcies (to mean that bankruptcy, civil rehabilitation, corporate consolidation, corporate restructuring, or other legal reorganization proceedings or proceedings that resemble these based on national law have begun and are continuing) of the relevant parties, or any other reasons (except for any reason attributable to the Lessors). In the event the relevant law or regulations require the Lessee to withhold a certain amount with respect to such payment, the Lessee shall make a necessary additional payment so that the receiver of such payment is secured to receive the amount that it should have received if such withholding is not required.

6.	If the lease relating to each Individual Transaction hereunder expires on any day other than the Lease Fees Payment Date for occurrence of any Total Loss Event relating to the Property or the Unit Component, occurrence of any Event of Default, exercise of the purchase option or return option by the Lessee, or any other reason (except for the expiration due to a reason attributable to the Lessors), the Lessee shall pay the Break Funding Cost to the Lessors.

7.	In the event the money paid by the Lessee to the Lessors hereunder or the money received by the Lessors through disposal of the Property is smaller than the total amount of the liability due as of the date of such payment or receipt hereunder, such money shall be appropriated to the relevant liabilities in the following order of priority; provided, however, that among the liabilities at the same priority level such money shall be distributed in proportion to the amount of credit held by each of the Lessors:

(1)	The costs that shall be paid by the Lessee to each of the Lessors hereunder.

(2)	The default interest on the Lease Fees, Liquidated Damages, Return Adjustment, and Purchase Option Exercise Fees relating to SD Tranche 1 a Toshiba Tranche 1.

(3)	Among the Lease Fees and Liquidated Damages relating to SD Tranche 1 and Toshiba Tranche 1, the amount equal to the interest on the Lease Fees (for each Individual Transaction, each amount under Section 3, Items (1)(ii) and (3)(ii), of Attachment 1 and Section 9, Items (3) and (9) of Attachment 1.

(4)	Among the Lease Fees or Liquidated Damages relating to SC Tranche 1 and Toshiba Tranche 1, the amount equal to the principal of the Lease Fees (for each Individual Transaction, each amount under Section 3, Item (1)(i), of Attachment 1 and Section 9, Items (1)(2)(7) and (8) of Attachment 1 relating to such Tranches as identified in the Certificate of Lease), Purchase Option Exercise Price or Return Adjustment.

(5)	The default interest on the Lease Fees, Liquidated Damages, Return Adjustment, and Purchase Option Exercise Price relating to SD Tranche 2 and Toshiba Tranche 2.

(6)	Among the Lease Fees or Liquidated Damages relating to SC Tranche 2 and Toshiba Tranche 2, the amount equal to the interest on Lease Fees (for each Individual Transaction, each amount under Section 3, Items (2)(ii) and (4)(ii), of Attachment 1 and Section 9, Items (6) and (12) of Attachment 1.

(7)	Among the Lease Fees or Liquidated Damages relating to SC Tranche 2 and Toshiba Tranche 2, the amount equal to the principal of the Lease Fees (for each Individual Transaction, each amount under Section 3, Items (2)(i) and (4)(i), of Attachment 1 and Section 9, Items (4)(5)(10) and (11) of Attachment 1 relating to such Tranches, Purchase Option Exercise Price or Return Adjustment.

(8)	Any other liability.

Article 8. Release from Defect Liability

1.	The Lessors shall lease to the Lessee the Property as it is, and shall not make any express or implied warranty, nor shall accept any defect liability relating thereto without regard to whether or not a defect is present or hidden. Also, the Lessors shall not make any warranty for non-existence of the Encumbrances on the Property or Unit Component, and shall not accept any defect liability relating thereto without regard to whether or not the Lessors are aware of the relevant fact.

2.	The Lessee shall obtain the adequate quality warranty from the Property Manufacturer or supplier or the Parts and agree with them on the after-sale-services, and shall assign to the Lessors the rights relating to the Property including the security claim and warranty claim (including the claim of defect liability) towards such parties. However, as long as no Termination Event has occurred, the Lessee may exercise such security claim or warranty claim in its own name and receive benefits of the security or warranty directly from the Property Manufacturer or the supplier of the Parts during the Lease Period.

3.	In the event the Lessee receives any damage or disadvantage due to the lack of the Performances in the Property, the Lessee may, at its own cost and responsibility, claim the recovery of such damage or disadvantage directly to the Property Manufacturer or the supplier of the Parts pursuant to the right described in the second sentence of the preceding paragraph, and the Lessors shall not be responsible for such claim. Such claim shall be without prejudice to the obligation of the Lessee under Article 14.

Article 9. Loss, Damages and Share of Risks

1.	In the event any Total Loss Event occurs to the entire Property or any of its Unit Component (except for the case attributable to the Lessors), the Lessee shall immediately notify such fact to the Lessors, and shall pay to the Lessors the Liquidated Damages and any other liabilities due as of the date of such payment, which is the earlier date of (a) 90 days after the occurrence of the Total Loss Event (except in cases where the Lessors and Lessee separately agree that such a Total Loss Event has occurred due to any reason not attributable to the Lessee, or (b) the Bank Business Day immediately following the date of payment of any amount larger than the Liquidated Damages stipulated below as the insurance benefit concerning the insurance stipulated in Article 19.

2.	In the event the Lessee has paid the amount payable under the preceding paragraph in full, the Lessors shall assign to the Lessee the rights relating to the Property or the Unit Component subject to the Total Loss Event and the claims towards a third party obtained by the occurrence of the Total Loss Event (excluding the claims for compensation or indemnification of the damage liability that shall be borne by the Lessors) as it is at the time of such assignment and without any warranty on the Performances, and financial ability, creditworthiness or others of such third party.

3.	In the event the Lessors receive damage compensation from a third party due to the occurrence of the Total Loss Event on the Property or the Unit Component (including any other money paid for the purpose of compensating and/or indemnifying the losses, disadvantages and the like caused by the Total Loss Event without regard to the name of such payment, but excluding the money for compensating and/or indemnifying the damage liability to be borne by the Lessors), or the Lessor receives the insurance benefits for the total loss and the Lessee fails to pay the Liquidated Damages by due date stipulated in Paragraph 1 above (if the due date under Paragraph 1 reaches based on the payment of insurance benefits for the total loss, without regard to whether the Lessee was aware of such fact), the received amount shall be applied to the payment of the applicable Liquidated Damages, and any remaining amount shall be immediately returned to the Lessee after deduction of any outstanding amount payable by the Lessee to the Lessors under the Relating Agreement (including the relevant delinquency charges). In the event such application is not sufficient, the Lessee shall be responsible to pay the remaining part of the liability. Furthermore, in the event the Lessee has paid the Liquidated Damages at the time of the above, the Lessors shall immediately reimburse such damage compensation to the Lessee after deducting the outstanding amount payable by the Lessee under the Relating Agreements, if any.

4.	During the Lease Term, the Lessee shall bear all risks and the relevant costs concerning the losses (including those under the Total Loss Event) or damages of the Property or the Parts (in either of the foregoing, excluding the case attributable to the Lessors).

5.	In the event the Total Loss Event occurs to any Unit Component and the Lessee has paid the Liquidated Damages relating to such Unit Component and any amount payable relating to such Unit Component or the Total Loss Event, such Unit Component shall be excluded from the transaction under the Relating Agreements, and the Lessee shall be released from the obligation to pay the Lease Fees for such Unit Component thereafter.

6.	For any Unit Component that the Lessee reasonably determines not to satisfy the required specification of the Lessee after the Delivery Date in view of the advice of the Property Manufacturer or the property maintenance operator, the provisions of this Article shall be applied as if the Total Loss Event has occurred immediately after its delivery on the Delivery Date without any cause attributable to the Lessee.

7.	In the event the Total Loss Event occurs to the Property or any Unit Component, or the Lessee determines it necessary to replace the Property or any Unit Component for the purpose of operating its business, the Lessee may request the replacement of such Property or Unit Component subject to the consent of the Lessors, the Borrower and the Lender (Lessors shall not be able to negate related agreements without reasonable grounds, and this shall include instances in which the Lessors have determined on the basis of their own discretion that the said Property or the value of the Property after the replacement of unit component parts has decreased (except for insignificant decreases) compared to the pre-replacement value on related reasonable grounds . Such replacement shall be made at the cost of the Lessee when there is an agreement among the Lessors, the Borrower and the Lender on the relevant conditions in view of the objects to be replaced, its price and others.

Article 10. Indications of Ownership

The Lessee shall, at its risk and cost, place the mark stating that the Property is owned by the Lessors at the place where the Property is installed and on the major Unit Component of the Property and any other Unit Component designated by the Lessors in a manner easily recognizable by a third party.

Article 11. Undisturbed Use

As long as no Termination Event has occurred, the Lessee may use the Property without being disturbed, and the Lessors shall not unreasonably disturb the duly use of such Property by the Lessee.

Article 12. Installation and Usage

1.	The Lessee shall, at its risk and costs, install the Property in Toshiba Yokkaichi Plant based on the installation standards or the method stipulated by the Property Manufacturer and the regulatory authorities, and shall not change such manufacturing facility for installation without the prior consent of the Lessors. In the event the Property or any Unit Component is installed outside Japan, such installment shall be subject to, in addition to the prior consent of the Lessors, the conditions that each provision hereof shall be fully satisfied with respect to the Property or such Unit Component in such location outside Japan, that the right of the Borrower and the Lender relating to the Property and their rights under the Relating Agreement shall not be affected, and that the Lessee shall comply with the relevant laws concerning the export and re-export control in Japan and the United States as an exporter.

2.	The Lessee shall satisfy the laws and regulations (including the environmental laws and regulations) applicable to the Property and its installation, use, functioning and operation, and the requirements, conditions, and instructions of, and the agreements with, the Property Manufacturer, supplier of the Parts or the insurance companies with respect to any major issues, and shall use the Property only for the legally accepted purposes.

3.	The Lessee shall, at its risk and costs, prepare and maintain various records concerning the use and functioning of the Property.

Article 13. Possession and Sublease

1.	The Lessee shall not transfer the possession of the Property to any third party other than the Lessee nor sublease the Property without the prior consent of the Lessors; provide, however, that the Lessee may, at its risk and costs, transfer the possession of the Property to the Property Manufacturer or a qualified maintenance/repair service operator for the purpose of maintenance or repair without the consent of the Lessors, and sublease the property to Toshiba Group Companies or SD Group Companies.

2.	In the event of transfer of the possession or sublease under the preceding paragraph, such transfer of possession or sublease shall be without prejudice to the obligations of the Lessee hereunder, and the relevant provisions, term and other matters of such transfer of possession or sublease shall be subject to and subordinate to the terms and conditions of this Agreement, and any Taxes and Public Dues that become payable relating to such transfer of possession or sublease shall not affect the Lease Fees or other conditions of the lease hereunder. Furthermore, the Lessee shall, at its risk and costs, take any and all reasonable actions so that the Lessors and the Lender can maintain the security (not limited to those expressly indicated herein) as before.

Article 14. Maintenance Management

1.	Lessee shall at any time store the Property in a safe condition at its own risk and expense.

2.	Lessee shall keep and maintain the Property in accordance with applicable laws and regulations at its own risk and expense, and shall keep, maintain and repair the Property in such manner as approved or recommended by the Property Manufacturer or supplier of the Property or at least in the same manner as those Lessee adopts for other properties of the same type it uses. Further, Lessee shall keep the Property at any time in the same condition as that as of the Delivery Date (except for normal wear). In any case, Lessee shall not take any action that may cause any material adverse effect on the warranties concerning the Property made by the Property Manufacturer.

3.	Lessee shall prepare and keep various records concerning keeping, maintenance and repair of the Property, including daily keeping and maintenance report, at its own risk and expense.

4.	For the purpose of keeping, maintenance and repair set forth in Section 14.2, Lessee may, at its own risk and expense, exchange the Parts with any replacement having the performance equivalent to Performances of the Parts that Lessee owns free of any Encumbrances (except for the Approved Encumbrances), or attach any component that Lessee owns free of any Encumbrances (except for the Approved Encumbrances) to the Property, not as an replacement for the Parts. However, Lessee shall not in any case implement any modification to the Property that may reasonably be expected to impair, or cause any material adverse effect on Performance of the Property.

5.	In terms of components additionally attached to the Property not as a replacement for other Parts, or any Parts whose removal will not deteriorate Performances of the Property in any manner, Lessee may, at its own risk and expense, remove such components and Parts without attaching replacements for them to the Property, after the Property is delivered to Lessee.

Article 15. Change of the Original Condition

Lessee may, at its own risk and expense, make changes, alterations or additions to the Property deemed necessary or desirable for its business to the extent not to deteriorate or cause any adverse effect on Performances of the Property.

Article 16. Title to Parts

1.	Except for the cases described in Section 16.2, the Parts attached by Lessee to the Property under Section 14.4 shall be deemed as the Parts constituting the Property when attached to the Property, automatically become property of Lessor, and leased by Lessor to Lessee under this Agreement. With respect to the Parts removed from the Property, title to the replacement components shall pass to Lessor and that to the removed Parts shall pass to Lessee. Provided that the Parts which are removed for exchange but not replaced with components of the same type shall, regardless of the location of such Parts, remain as property of Lessor and covered by this Agreement.

2.	Components additionally attached by Lessor to the Property not as a replacement for other Parts under Article 14 after such Property is delivered to Lessee according to Article 4, which are removable from the Property without causing any deterioration of Performances, Lessee may reserve the title to such components. Lessee may consider such components as the Parts in relation to application of Section 26.3.

Article 17. Inspection

Lessor and parties designated by Lessor may enter offices, plants, facilities, and premises of Lessee or location of the Property or Parts in order to inspect the condition, installation, use, operation, storage, keeping, maintenance and the like of the Property, providing to Lessee a prior notice of at least 5 Bank Business Days. Provided that such inspection shall be conducted in a manner not to disturb normal business of Lessee or location of the Property or Parts, and Lessor and parties designated by Lessor shall comply with restrictions concerning confidentiality, safety and security of Lessee or location of the Property or Parts.

Article 18. Encumbrances

1.	Lessee shall not establish, approve or cause to be created any Encumbrances with respect to the Property, the Parts or rights or interests under this Agreement, except for Encumbrances arising from (i) any right of Lessor and Lessee provided for in this Agreement, (ii) lien or any other similar security right of employees, maintenance and repair service providers and the like arising in the course of normal business of Lessee, which have not become due, and have no possibility to be executed against the relevant property and (iii) any right under the Relating Agreements (including various contracts for loan and security contemplated under the Relating Agreements) of Lessor, Lender and their respective successors and permitted assigns.

2.	If case of any Encumbrances not covered by the exceptions described in Section 18.1, Lessee shall take appropriate method to cause such Encumbrances to be extinguished at its own risk and expense.

Article 19. Insurance

1.	Lessee shall, for itself or through Guarantors, Toshiba Group Companies or SD Group Companies, execute with an insurance company with international reputation assured by Lesser an insurance contract to compensate losses and damages to the Property for the Lease Term at its own risk and expense.

2.	In relation to the insurance described in Section 19.1, the insured amount shall not be less than the full amount of the Liquidated Damages as of the Lease Fee Payment Date immediately preceding to the execution date of such insurance contract.

3.	Lessee shall promptly notify Lessor of the occurrence of any insured event, whether Total Loss Event or partial-loss event.

4.	In case of recoverable or repairable damage event (partial-loss event) concerning the Property, Lessee shall receive the insurance money paid for such event. Lessee shall appropriate the whole of such insurance money to recover or repair damaged part of the Property unless Lessee has already recovered or repaired such damage. In case of the Total Loss Event, the provision of Article 9 shall apply

5.	Lessee shall procure a document to certify obtainment of insurance satisfying conditions described in the above Sections from the insurance company as provided for in Section 19.1, at any time prior to the Delivery Date under Article 4 and at the beginning of each term of the relevant insurance contract (at least once in a year) during the period for which obtainment of such insurance is required under this Agreement, and deliver such document to Lessor.

6.	In any case, the insurance conditions provided for in this Article 19 shall not be less favorable in any respect than those of insurances obtained for any property similar to the Property used by Lessee. If conditions of the insurance obtained under this Agreement shall be less favorable to those of such other insurances, conditions of the insurance under this Agreement shall be changed to such more favorable conditions, and Lessee shall promptly obtain insurance under such changed conditions.

Article 20. Representations and Warranties

     1. Lessee represents and warrants as follows as of the execution date of this Agreement:

(1)	Lessee has any and all abilities and powers required under applicable laws and its internal rules to execute the Relating Agreements to which Lessee is a party, exercise rights and perform obligations under such Relating Agreements, and the resolution of the general meeting of members or any other procedures required under applicable laws or its internal rules to prepare the Relating Agreements, and exercise rights and perform obligations under such Relating Agreements are taken.

(2)	Preparation, delivery and performance of the Relating Agreements to which Lessee is a party do not constitute in any respect breach against applicable laws and regulations, Lessee’s Articles of Incorporation and other constitutional documents, and other agreements to which Lessee is a party.

(3)	The Relating Agreements to which Lessee is a party are lawful, effective and binding agreements of Lessee, enforceable pursuant to provisions of each Relating Agreements.

(4)	Preparation and delivery of the Relating Agreements to which Lessee is a party, and implementation or performance by Lessee of transactions contemplated under such Relating Agreements do not require any approval or authorization from, or filing or registration with Japanese governmental authorities or Japanese courts, or any other procedures, except for those already complete.

(5)	No judicial or administrative procedure is pending that may cause any material adverse effect to the execution of any right or performance of any obligation by Lessee under the Relating Agreements to which Lessee is a party.

(6)	Lessee has disclosed its project plan for the business year including the execution date hereof adopted by the board of directors to Lessor, Borrower and Lender to the extent it is reasonably considered necessary for the performance of this Agreement.

2.	The Lessors represent and warrant as follows as of the execution date of this Agreement:

(1)	Each of the Lessors has any and all abilities and powers required under applicable laws and its internal rules to execute the Relating Agreements to which the such Lessor is a party, exercise rights and perform obligations under such Relating Agreements, and any and all procedures required under applicable laws or its internal rules to prepare the Relating Agreements, and exercise rights and perform obligations under such Relating Agreements are taken.

(2)	Preparation, delivery and performance of the Relating Agreements to which any of the Lessors is/are a party/parties do not constitute in any respect breach against applicable laws and regulations, the respective Lessor’s respective Articles of Incorporation and other constitutional documents, and other agreements to which the respective Lessor is a party.

(3)	The Relating Agreements to which any of the Lessors is/are a party are lawful, effective and binding agreements of the respective Lessor, enforceable pursuant to provisions of each Relating Agreements.

(4)	Preparation and delivery of the Relating Agreements to which any of the Lessors is/are a party/parties, and implementation or performance by the respective Lessor(s) of transactions contemplated under such Relating Agreements do not require any approval or authorization from, or filing or registration with Japanese governmental authorities or Japanese courts, or any other procedures, except for those already complete.

(5)	No judicial or administrative procedure is pending that may cause any material adverse effect to the execution of any right or performance of any obligation by the Lessors under the Relating Agreements to which any of the Lessors is/are a party/parties.

3.	Lessee and Lessors shall be deemed to have made representations and warranties in each of the above two paragraphs on the Delivery Date of each Individual Transaction and the Lease Fee Payment Date under the then-current circumstances.

Article 21. Commitments

1. Lessee shall commit to Lessor as described below:

(1)	During the Lease Term, Lessee shall manage the Property, each Unit Component and Parts separately from other properties.

(2)	Lessee shall perform and comply with its obligations under the Relating Agreements (including the Original Purchase Agreement in light of the purpose of this Agreement) according to their provisions.

(3)	In case of any Events of Default, or any event that may cause any material adverse effect on the entire rights of Lessor or the performance by Lessee of its obligations under the Relating Agreements, Lessee shall promptly inform Lessor of the occurrence of such event.

(4)	Lessee shall obtain and maintain in effect all consents, permissions, authorizations, licenses or approvals of the governmental authorities and courts which such authorities and courts require in relation to the Relating Agreements or in order for Lessee to continue its current business in substantially same conditions, and comply with all conditions and restrictions imposed on Lessee in relation to such consents, permissions, authorizations, licenses or approvals.

(5)	Following the closing of the half year and the business year, Lessee shall provide to Lessor and Lender, upon their request, financial statements concerning which Lessee or the Guarantors does not assume any special confidential obligation, other information concerning financial and business condition of Lessee or the Guarantor and information concerning installation, state, storage, use, keeping, maintenance and the like of the Property.

(6)	Lessee shall, to the extent approved by or contemplated under the Relating Agreements, and made in compliance to provisions of the Relating Agreements, take any and all actions that Lessor reasonably requests as necessary to make establishment, transfer or change of any right under the Relating Agreements effective, or to obtain perfection.

(7)	Each business year, Lessee shall report to Lessor the state of progress on the project plan for the business year adopted by the general meeting of members to the extent it is reasonably considered necessary for the performance of this Agreement promptly after completion of such business year.

(8)	Upon reasonable request of Lessor, Lessee shall cooperate with Lessor and Lender in order to achieve the purpose of the Relating Agreements.

(9)	Lessor and Guarantors shall implement at its own discretion and risk accounting and tax affairs concerning transactions under this Agreement and the Relating Agreements.

Article 22. Compensation and Cost Sharing

1.	Unless otherwise provided for in this Article 22, Lessee shall bear and compensate Taxes and Public Dues to be imposed on all or any Guaranteed, and any loss and the like to be incurred by all or any Guaranteed, directly or indirectly relating to the Property, Unit Component or Parts, ownership, possession, use, exploitation, operation, lease, sublease, installation, storage, keeping, maintenance, repair, improvement, modification, insurance, Encumbrances, delivery, purchase, assignment, return, Performances, structure, design, specification, effect, lifetime, operationality, manufactured items, any Relating Agreements or payment under any Relating Agreements (except for payments for the Property Purchase Price under the Purchase Agreement and that of the principal and interests under the Loan Agreement), and other transactions contemplated under any Relating Agreements, and if instructed by the Guaranteed, pay such Taxes and Public Dues or losses directly to the competent governmental authorities or third parties. Provided that Lessee shall not assume any obligation for compensation or payment under this Section 22.1 with respect to Taxes and Public Dues levied on or based on the net profit of such Guaranteed, or Taxes and Public Dues separately stipulated for in this Agreement.

2.	With respect to preparation, drafting and execution of the Relating Agreements, each party shall bear its attorney’s fee.

3.	Costs concerning performance of obligations or transactions under the Relating Agreements shall be treated as described below, in addition to other provisions expressly provided for in the Relating Agreements.

(1)	Lessee shall bear bank charges for payments, etc. provided for in Article 7.

(2)	Lessee shall bear costs including attorney’s fee incurred concerning the exercise of the Purchase Option of the Property or return of the Property.

(3)	Costs including attorney’s fee caused by Events of Default on the side of a party shall be borne by such defaulting party.

4.	Taxes and Public Dues concerning the Relating Agreements shall be treated as described below, in addition to other provisions expressly provided for in the Relating Agreements.

(1)	With respect to consumption taxes imposed on payments of sales amount of the Property and the Lease Fee under the Relating Agreements, unless otherwise agreed upon among the parties to this Agreement, the party making such payments shall pay the amount equivalent to the relevant consumption taxes to the party receiving such payments. Provided that if any party to this Agreement is exempted from such consumption taxes pursuant to applicable laws and regulations concerning consumption tax, this provision shall not apply.

(2)	With respect to fixed asset tax imposed on the Property, the party liable to pay such tax under applicable laws and regulations shall pay such tax. If Lessor is to pay such tax, Lessee shall pay the amount equivalent to such fixed asset tax to Lessor.

5.	Taxes and Public Dues which Lessee shall compensate or pay to the Guaranteed under this Article 22 shall be based on the net amount after tax.

6.	If the interest on the loan is raised pursuant to the provisions of the Loan Agreement, or if Borrower is requested to pay any additional costs, upon request of Borrower, Lesser may increase the Lease Fee relating to Toshiba Tranche 1 based on a reasonable calculation method providing written notice, or charge such additional costs to Lessee. In such case, the Purchase Option Exercise Price, Return Adjustment, Standard Redemption Price and the Liquidated Damages shall be re-calculated.

7.	If Taxes and Public Dues and any other costs supposed to be borne by Lessee under the Relating Agreements is imposed on Lessor, or paid by Lessor on behalf of Lessee, Lessee shall, upon request from Lessor, immediately pay the amount of such Taxes and Public Dues and other costs as well as interest on such amount calculated pursuant to the provision of Article 27 for the period after the date of payment by Lessor. Provided that if such Taxes and Public Dues and other costs are imposed on Lessor, or Lessor paid them on behalf of Lessee, Lessor shall immediately notify Lessee of such payment.

Article 23. Number of Times of Individual Transaction and Change of Delivery Period

1.	Lessee and Lessor shall carry out the first Individual Transaction during [***] through [***], and may carry out the Individual Transaction at maximum [***] times for [***] months after the first Individual Transaction. However, the frequency of individual transactions and the permissible transaction period are stipulated in Paragraph 1 of Attachment 1.

2.	Lessee and Lessor may change the period to carry out the Individual Transaction and the times of the Individual Transaction provided for in Section 23.1, with prior written approval of Lender and Borrower. In the event modifications are necessary regarding the Lease Fee, Liquidated Damages, Purchase Option Exercise Price, Return Adjustment, or changes in other payment terms, Lessee and Lessor shall consult with each other on the changes.

Article 24. Purchase Option

1.	In each Individual Transaction, Lessee may, providing notice to Lessor at least thirty (30) days prior to each Lease Fee Payment Date, purchase the whole of the Property or any Unit Component (provided that the exercise of the purchase option for Unit Component only shall be as provided for in Article 4), paying on such Lease Fee Payment Date the Purchase Option Exercise Price of the Property or such Unit Component and other liabilities due to Lessor as of such Lease Fee Payment Date (provided that on the final Lease Fee Payment Date of each Individual Transaction, the purchase option is deemed to have been exercised whether Lessee provides such notice or not, unless the Property is returned in accordance with Article 25.) The exercise notice of the purchase option provided under this Section 24.1 shall be irrevocable.

2.	If Lessee exercises the purchase option pursuant to Section 24.1 and pays the amount descried in Section 24.1, Lessor’s title and any other rights to the Property or such Unit Component shall pass to Lessee as is, without any warranty concerning Performances or any other matter, when the amount descried in Section 24.1 is paid. Provided that Lessor shall warrant to Lessee that the Property or such Unit Component is subject to no Encumbrances established by Lessor or established due to any event for which Lessor is liable.

3.	When Lessor receives payment of the amount described in Section 24.1, it shall deliver to Lessee the Certificate of Assignment in Schedule 4.

4.	The exercise of the purchase option for not the whole of the Property, but only for any Unit Component shall be allowed only if (i) the total purchase amount of such Unit Component that Lessee intends to purchase under this Article 24 on the relevant Lease Fee Payment Date exceeds [***] yen, and (ii) Lessor agrees to such exercise (Lessor shall not withhold such agreement without any reasonable reason, and such reasonable reason includes the case in which Lessor determines at its discretion that the relative value of the Property against the Purchase Option Exercise Price of the Property after the purchase of such Unit Component decreases (except for decrease that may be neglected.) compared with that of the Property prior to the purchase.) Further in terms of the Purchase Option Exercise Price, the maximum amount to be appropriated to the respective principal of SD Tranche 1 and Toshiba Tranche 1 shall be the amount calculated by multiplying the Property Purchase Price of the relevant Unit Component with then current ratio under (A) and (C) of the Liquidated Damages section in the Certificate of Lease.

[***]  INDICATES THAT CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24B-2. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

5.	Lessee shall bear all costs concerning the exercise of the purchase option by Lessee.

Article 25. Returns

1.	In each Individual Transaction, Lessee may, providing a notice to Lessor and Lender at least [***] days prior to the expiration date of the Lease Term, return to Lessor all of the Unit Components subject to such Individual Transaction on any anniversary of the Delivery Date during the Lease Term (the “Return Date”) at the place designated by Lessor, pursuant to the provisions described below. Provided that if any Termination Events or Events of Default (including Termination Events and Events of Default concerning provisions involving return under this Article) exists as of the Return Date, or if the purchase based on the purchase option under Article 24 is carried out on such Return Date, Lessee may not return the Property under this Article 24. The exercise notice of the return option right provided under this Section 25.1 may be revocable until [***] days prior to the Return Date.

(1)	If Lessee return the Property to Lessor under this Section 25.1, at the time of return, the Property must be in the same good condition as the time of delivery under Article 4, in normally usable condition except for normal wear and modifications made pursuant to Sections 14.4 or 14.5, or Article 15, and reasonably judged by Lessor as satisfying all conditional requirements at the time of the return concerning the Property set forth in Attachment 5.

(2)	Lessee shall, concurrently with the return of the Property, deliver to Lessor daily keeping and maintenance report of the Property, all records or copies thereof concerning installation, storage, use, operation, keeping, maintenance, repair and the like of the Property, and if Lessor requests, certificates of the matters described in the above paragraph (1) issued by the Property Manufacturer, suppliers of the Parts or property maintenance operators approved by the Property Manufacturer.

(3)	Prior to the return of the Property, Lessee shall allow Lessor, Lender or potential purchaser of the Property designated by Lessor (and their related parties) to enter offices, plants and other facilities of Lessee or location of the Property or Parts pursuant to Article 17 to inspect the Property.

(4)	On Return Date, Lessee shall pay to Lessor the amount of the Return Adjustment of the Property as of the Return Date and other obligations under the Relating Agreements concurrently with the return of the Property.

[***]  INDICATES THAT CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24B-2. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

(5)	If Lessor owes any obligation to Lessee under the Relating Agreements on the Return Date, Lessor shall pay to Lessee such obligation concurrently with the return of the Property.

(6)	Under this Article 15, only the return of the entire Unit Components subject to the relevant Individual Transaction shall be possible and the return of any Unit Component only shall be impossible.

(7)	If Lessee elects to return the Property pursuant to this Article 24, Lessee shall, through consultation with Lessor, make efforts to find any third party to purchase the Property on the sales conditions objectively satisfactory to Lessor, except for cases in which the Property or any Unit Component should be discarded pursuant to Section 25.4.

2.	If the Property is returned to Lessor, Lessor shall prepare and deliver to Lessee the Certificate of Return in Attachment 3.

3.	Upon request from Lessor, Lessee shall store the Property for Lessor at a maximum for [***] years from the Return Date at its own risk and expense. During such storage, Lessee shall undertake maintenance, checking and keeping under this Agreement to keep Performances of the Property the same as the Delivery Date. If the Property is damaged, Lessee shall restore the Property to the original condition regardless of the reason for such damage.

4.	Notwithstanding the provision of Section 25.1, Lessor may request Lessee to discard by the Return Date the whole or part of Unit Component constituting the Property. In such case, Lessee shall deliver a written acceptance to Lessor, and immediately discard Unit Component so requested in Japan at its own risk and expense. Lessee shall comply with applicable laws and regulations (including those concerning environment) in relation to such discard. Provided that if Lessor is required to discard such Unit Component under its own name pursuant to applicable laws and regulations, Lessee shall bear costs for such discarding and provide necessary cooperation to Lessor. In each case, Lessor may request Lessee to submit certificate of discarding and other related documents, or copies thereof.

5.	Lessee shall bear maintenance cost, removal cost, transportation cost, storage cost, resale cost of the Property, and any other costs concerning the return of the Property, as well as all costs concerning discarding of the Property.

6.	If Lessor sells returned the Property to any third party within [***] months after Lessee returns such the Property to Lessor under this Article 25, and the net amount of the sales proceeds less Taxes and Public Dues, sales commission and any other necessary costs exceeds the Standard Redemption Price of the Property as of the Return Date, Lessor shall pay to Lessee [***] % of the balance of such net amount and the Standard Redemption Price. Lessee shall bear Taxes and Public Dues imposed on such payment.

7.	If the Property returned under this Article 25 is discarded, Toshiba Lessors RA and SD Lessor shall consult with each other to determine conditions and method of such discarding.

[***]  INDICATES THAT CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24B-2. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Article 26. Termination

1.	If any of the following events occurs, Lessor may make Lessee’s obligations under this Agreement or any or all Individual Transaction immediately due and payable by only providing written notice without making any prior announcement. Lessor may also terminate this Agreement or any or all Individual Transaction. However, it shall be done pursuant to applicable provisions in the event the following recovery periods have been stipulated.

(1)	If Lessee fails to pay the Lease Fee under the Relating Agreements or any monetary obligations, and the applicable payments are not made within 2 banking days after receiving notification in writing from the Lessors to that effect.

(2)	If Lessee fails to obtain and maintain insurance as required in this Agreement;

(3)	If Lessee fails to release Encumbrances pursuant to this Agreement;

(4)	If Lessee breaches any provision of the Relating Agreements other than as described in the above paragraphs, and fails to cure such breach within five (5) Bank Business Days from receipt of the written notice from Lessor.

(5)	If a petition for compulsory provisional disposition or public sale is filed, or any procedure to collect tax delinquency is taken, or any petition for bankruptcy, civil rehabilitation, company arrangement or corporate reorganization, or other similar proceedings is filed with respect to Lessee or Guarantors (including any similar petition or procedure under the laws of any foreign country) unless such petition or procedure is cancelled or ceases to exist within 30 days.

(6)	If Lessee or Guarantors begin a private disposition and discontinue the whole or material part of their business, or adopts resolution of dissolution (except for any restructuring of the organization of the Lessee or the Guarantors without following any procedures under Sub-paragraph (5) above that is approved by the Lessor, the Borrower and the Lender), or receives from any competent governmental authority any order to suspend the whole or material part of their business or to prohibit continuation of such business. (If there is no prospect that Lessee or Guarantors recommence operation of the Property, and their business is suspended for two months or more, the event of this paragraph (6) shall be deemed to have occurred.)

(7)	If Lessee or Guarantors assign the whole or material part of their business, except for any restructuring of the organization of the Lessee or the Guarantor without following any procedures under of Sub-paragraph (5) above that is approved by the Lessors, the Borrower and the Lender.

(8)	If Lessee or Guarantors suspend payment, or any clearinghouse disposition by suspension of business is received.

(9)	If there is a change in the interest ratio in the Lessee directly or indirectly invested by each of the Guarantors. (However. instances in which the Lessors, the Lender, and Borrower have reached an agreement thereto are excluded.

(10)	When the Flash Partners Master Agreement concluded on September 10, 2004, between Toshiba Corporation, SanDisk Corporation, and SanDisk International Limited is cancelled or terminated.

(11)	If any monetary obligation of the Lessee or the Guarantors of 20 million U.S. dollars or greater has become immediately due and payable.

(12)	Other than those described in above paragraphs, when any material change occurs with respect to assets or credibility of Lessee or Guarantors, which is objectively considered to make voluntary and smooth performance of liabilities under this Agreement difficult (except, however, where consultations regarding countermeasures have been arranged within 30 days after receipt of notice from the Lessors).

2.	If this Agreement is terminated pursuant to the preceding Section 26.1, Lessee shall return the Property to Lessor on the termination date designated by Lessor (the “Termination Date”), and pay outstanding Lease Fee that has already become due on the Lease Fee Payment Date prior to the Termination Date, other outstanding obligations as of the Termination Date and default interest thereon, and the Liquidated Damages set forth in Section 9 of Attachment 1 as of the Termination Date.

3.	If this Agreement is terminated pursuant to Section 26.1, Lessor may liquidate the hole or any part of the liability under the preceding paragraph in accordance of the following method at its option:

(1)	sell the Property under the sales conditions it determines at its discretion, and appropriate from the sales proceeds less necessary expenses to the obligations described in Section 26.2.

(2)	evaluate the fair market value of the Property and appropriate such value less necessary expenses to the obligations described in Section 26.2.

Lessee shall not be released from the obligation to pay any balance of such obligations remaining after such appropriation. Lessor shall return to Lessee the amount remaining after satisfaction by such appropriation of full amount of such obligations.

4.	If Lessee returns the Property pursuant to Section 26.2, it shall return the Property in such condition, by such method and in compliance with such matters as set forth in Article 25, unless otherwise provided for in this Article 26.

5.	Notwithstanding each section of this Article 26, Lessee may, pending implementation of sales of the Property or Unit Component pursuant to Section 26.3, purchase unsold Property or Unit Component, paying the Liquidated Damages relating to such Property or Unit Component and the Lease Fee due and payable as of the Termination Date, as well as any other amount that Lessee has to pay to Lessor under Section 26.2 (including default interests) (provided that such purchase shall be approved only with the consent of Lessor, except for the purchase of the entire Property.) If Lessee purchases the Property or Unit Component making the above-described payment to Lessor, Lessor shall assign the Property or Unit Component so purchased to Lessee on as-is basis, without making any warranty including that for Performances. Such assignment shall be carried out based on the Certificate of Assignment in the form described in Attachment 4.

6.	Lessor may seek an injunction to prevent actions constituting breach and request for specific payment concerning any provision of the Relating Agreements, request damage compensation for obligations or responsibilities incurred by Lessor, and seek other remedies available under applicable laws.

7.	If any Termination Events set forth in any paragraph of Section 26.1 occurs, Lessee may cause either one or the both of the Guarantors to succeed to the status of Lessee under this Agreement and the Relating Agreements with prior written consent of Lessor. In such case, such Termination Events shall not be deemed to have occurred.

8.	If any of Termination Events set forth in paragraphs (5) through (8) and paragraphs (11) through (12) of Section 26.1 occurs with respect to any Guarantors, other Guarantors shall take over the status of the Guarantors subject to such Termination Events within thirty (30) days from when occurrence of such Termination Events is acknowledged, or make warranties or provide security equivalent to those by such Guarantors subject to such Termination Events under the Guaranty Agreement (in any case, only those approved by Lessor and Lender). In such case, such Termination Events shall not be deemed to have occurred.

Article 27. Default Interest

If Lessee fails to perform monetary obligations under this Agreement to Lessor, Lessee shall pay default interest at [***]% per annum (on daily prorated basis with 365-day-year) until full payment of such obligations.

Article 28. Assignment of Rights and Obligations

Lessee and Lessor shall not assign to any third party or provide as security the right to use the Property and any right or obligation under this Agreement, without prior written approval of the other parties, except for the cases described below:

(1)	In each Individual Transaction, Toshiba Lessors may assign to Borrower any and all claims to the Lease Fee, Liquidated Damages, Purchase Option Exercise Price, Return Adjustment, Break Funding Cost and default interests and any other amount relating thereto, involving Toshiba Tranche 1, under the Credit Purchase Agreement.

(2)	In each Individual Transaction, Borrower may assign the above-described assigned claims for the benefit of Lender, as security for the Loan Agreement, under the Agreement for Assignment of Claim for Security.

(3)	In each Individual Transaction, each Lessor may assign the Property for the benefit of Lender as security for the Loan Agreement, under the Agreement for Assignment of Property for Security of the Lender’s Claim.

(4)	In each Individual Transaction, Toshiba Lessors may assign the joint equity of Toshiba Lessors in the Property for the benefit of SD Lessor, as security for claims involving SD Tranche 1 under this Agreement, under the Agreement for Assignment of Property for Security of the Lessor’s Claim.

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Lessee hereby approves in advance such assignment of claims and provision as security, and cooperate with Lessor in preparation and submission of documents requested by Lessor. Lessee and SD Lessor acknowledge that Borrower may exercise the right of Toshiba Lessors set forth in this Agreement to the extent necessary to execute the assigned claims obtained under the Credit Purchase Agreement.

Article 29. Assets Available to Perform Obligations (Sekinin Zaisan)

1.	Except for the cases provided for in Section 29.3, monetary obligations which Lessee owes to SD Lessor under this Agreement shall be performed using money and other assets described below (“SD Available Assets”) only, and Lessee shall assume no responsibility for default of obligation by any other party to the Relating Agreements, or the price trends or lack of disposability of the Property. SD Lessor shall not file any petition for commencement of attachment, provisional attachment or other compulsory execution procedures, or protection order concerning any property of the Lessee other than SD Available Assets. SD Lessor shall not file any petition for commencement of any bankruptcy-related procedures against Lessee.

(1)	Amounts equivalent to the Lease Fee, Liquidated Damages, Purchase Option Exercise Price, Return Adjustment and default interests involving SD Tranche 1 and SD Tranche 2, and other monies under the Lease Agreement;

(2)	Money paid to SD Lessor under the Guaranty Agreement in relation to any right concerning the money described in the preceding paragraph (1);

(3)	Joint equity of SD Lessor in the Property; and

(4)	Money or assets SD Lessor receives as a result of the exercise or execution (whether compulsory or voluntary) of any right it obtains under the Relating Agreements.

2.	Except for the cases provided for in Section 29.3, monetary obligations which Lessee owes to Toshiba Lessors under this Agreement shall be performed using money and other assets described below (“Toshiba Available Assets”) only, and Lessee shall assume not responsibility for default of obligation by any other party to the Relating Agreements, or the price trends or lack of disposability of the Property. Toshiba Lessors shall not file any petition for commencement of attachment, provisional attachment or other compulsory execution procedures, or protection order concerning any property of the Lessee other than Toshiba Available Assets. Toshiba Lessors shall not file any petition for commencement of any bankruptcy-related procedures against Lessee.

(1)	Amounts equivalent to the Lease Fee, Liquidated Damages, Purchase Option Exercise Price, Return Adjustment, Break Funding Cost and default interests involving Toshiba Tranche 1 and Toshiba Tranche 2, and other monies under the Lease Agreement;

(2)	Money paid to Toshiba Lessors under the Guaranty Agreement in relation to any right concerning the money described in the preceding paragraph (1);

(3)	Joint equity of Toshiba Lessors in the Property; and

(4)	Money or assets Toshiba Lessors receives as a result of the exercise or execution (whether compulsory or voluntary) of any right it obtains under the Relating Agreements.

3.	Notwithstanding provisions in Sections 29.1 and 29.2, Lessee shall assume absolute obligations and responsibility to Lessor for losses, damages, expenses and costs suffered or incurred by Lessor due to any event for which Lessee is liable. In such case, provisions in Sections 29.1 and 29.2 shall not apply. In addition, this paragraph shall not extend to other tranches the claims divided up in each tranche relating to the Guarantor in question by virtue of the Guaranty Agreement in question.

4.	Provisions in Sections 29.1 and 29.2 only restrict the payment source for monetary obligations described in such Sections, and shall not be construed to have any effect on the occurrence of such obligations or reduce such obligations, nor limit the execution of right or security right of Lessor.

Article 30. Notices

Notices required under this Agreement shall be all provided by mail, personal delivery or fax transmission to the addresses stated in Attachment 6. Any administrative matters of the Lessors to other parties hereunder including notices and other correspondence shall be made by IBJ Leasing Co., Ltd. on behalf of the Lessors unless otherwise stipulated in this Agreement.

Article 31. Modifications of this Agreement

This Agreement shall not be amended unless the parties agree in writing.

Article 32. Confidentiality

1.	Each party hereof undertakes not to disclose and keep in strict confidence the contents of this Agreement or Relating Agreements or any information and documents that such party receives in connection with the negotiation therefor or under the provisions thereof during the period of [***] years following the execution of this Agreement, except for the disclosure of any information or document that is already in the public domain, the disclosure relating to the marketing of the Property, the disclosure required for protecting, exercising any right, or performance of any obligation under the Relating Agreements, the disclosure based on the requirements of the relevant tax or other authorities, or the disclosure based on the unanimous consent of the parties hereto.

2.	The term for the confidential obligation under the preceding paragraph shall be automatically extended for another one year unless the Lessee shall notify the cancellation of the confidentiality obligation, and the same shall apply to any extended term. At the expiration of the [***] -year period or any extended period, the Lessors may request to the Lessee a confirmation on its intention to extend the term for the confidentiality obligation.

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3.	In the event any party hereto breaches the provision of Paragraph 1 above, such party shall compensate for any economic damage incurred to other parties.

Article 33. Governing Law

This Agreement shall be governed by and construed in all respects in accordance with the laws of Japan.

Article 34. Jurisdiction

Any and all disputes arising under or in connection with this Agreement shall submit to exclusive jurisdiction of the Tokyo District Court.

     IN WITNESS WHEREOF, Lessor and Lessee cause this Agreement to be executed in four copies by affixing their respective names and seals to it, and each party shall retain one (1) copy respectively.

(Master Lease Agreement)
Lessor: Mitsui Leasing & Development, Ltd.

(Master Lease Agreement)
Lessor: IBJ Leasing Co., Ltd.

(Master Lease Agreement)
Lessor: Sumisho Lease Co., Ltd.

(Master Lease Agreement)
Lessee: Flash Partners, Ltd.

[*NOTE: English translation provided for convenience only. Japanese language version is official controlling document.]

Attachment 1 of the Lease Agreement

Terms and Conditions of the Lease

1.	Due Date of Delivery, Final Deliverable Date and Identification of Premises

The Due Date of Delivery for each Separate Transactions shall be the bank business day earlier of i) the date within the period from [***] to [***], or ii) the corresponding date to [***]months after the First Separate Transaction, on which the Lessee objectively identifies the applicable Unit Constitutive Premises with serial numbers, etc. and notify to the Lessor as the due date of delivery at least [20] day prior to such due date of delivery. The Final Deliverable Date of this Agreement shall be the last date of the Due Date of Delivery during such period. The Lessee and the Lessor shall conduct the First Separate Transaction within the period from [***] to [***], and may perform at most [***] transactions during [***] months from the First Separate Transaction, provided the Lessee and the Lessor may change the above period and the frequency of transactions in accordance with Article 23.

2.	Lease Period

From the Delivery Date to [the corresponding date to four or five years from Delivery Date agreed by the Lessor and the Lessee] for each Separate Transaction (including the Delivery Date but the Maturity Date of Lease).

3.	Calculation of Lease Fee The total of the following Toshiba Tranche 1, Toshiba Tranche 2, SD Tranche 1 and SD Tranche 2.

(i)	(SD Tranche 1)

For each of the Lease Fee Calculation Period, the sum of (1) the Premises Purchase Price of the Premises for each Separate Transaction multiplied by the rate described in (A) below, and (2) the interest on the above (1) calculated with the rate of Euro-Yen TIBOR, as set forth in 6(3) of Appendix 1 of this Lease Agreement, applicable to the period from the initial date to the last date of the Lease Fee Calculation Period plus [***] (on pro rata basis of 360/year).

(ii)	(SD Tranche 2)

For each of the Lease Fee Calculation Period, the sum of (1) the purchase price of applicable premises for each Separate Transaction multiplied by the rate described in (B) below, and (2) the interest on the above (1) calculated with the rate of Euro-Yen TIBOR, as set forth in 6(3) of Appendix 1 of this Lease Agreement, applicable to the period from the initial date to the last date of the Lease Fee Calculation Period plus [***] (on pro rata basis of 360/year).

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(iii)	(Toshiba Tranche 1)

For each of the Lease Fee Calculation Period, the sum of (1) the purchase price of applicable premises for each Separate Transaction multiplied by the rate described in (C) below, and (2) the interest on the above (1) calculated with the rate of Euro-Yen TIBOR, as set forth in 6(3) of Appendix 1 of this Lease Agreement, applicable to the period from the initial date to the last date of the Lease Fee Calculation Period plus [***] (on pro rata basis of 360/year).

(iv)	(Toshiba Tranche 2)

For each of the Lease Fee Calculation Period, the sum of (1) the purchase price of applicable premises for each Separate Transaction multiplied by the rate described in (D) below, and (2) the interest on the above (1) calculated with the rate of Euro-Yen TIBOR, as set forth in 6(3) of Appendix 1 of this Lease Agreement, applicable to the period from the initial date to the last date of the Lease Fee Calculation Period plus [***] (on pro rata basis of 360 days/year).

(A)	Described in the Certificate of Lease related to the applicable Separate Transaction

(B)	Described in the Certificate of Lease related to the applicable Separate Transaction

(C)	Described in the Certificate of Lease related to the applicable Separate Transaction

(D)	Described in the Certificate of Lease related to the applicable Separate Transaction

4.	Payment Date of Lease Fee

For each Individual Transaction, it shall be once on the first corresponding date three months after the applicable Delivery Date, and the date corresponding to the delivery date every three months thereafter (the lease fee payment date shall be the last bank day of the calendar month every three months in the event the delivery date is a final banking day in the calendar month that it belongs to). However, if such corresponding date falls on banking holiday, it shall be pursuant to the provision in Article 7, Paragraph 3 of the agreement.

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5.	Calculation Period of Lease Fee

For each Separate Transaction, the period commencing from the Delivery Date to the immediately preceding day of the first Payment Date of the Lease Fee shall be the first Calculation Period of Lease Fee and, thereafter, the period commencing from the day following the end of the previous Calculation Period of Lease Fee to the immediately preceding day of the next Calculation Period of Lease Fee, provided, in case of early termination of this Agreement, to the date of such termination.

6.	Option Purchase Price Described in the Certificate of Lease related to the applicable Separate Transaction

7.	Adjustment Amount upon Return Described in the Certificate of Lease related to the applicable Separate Transaction

8.	Basic Amount upon Maturity Described in the Certificate of Lease related to the applicable Separate Transaction

9.	Prescribed Compensation

The total sum of (1), (4), (7) and (10) as below for the Delivery Date or the Payment Date of Lease Fee, provided, the Lease Fee as of the applicable Payment Date of Lease Fee shall be paid separately. If the due date of the Stipulated Compensation does not fall on the Delivery Date or the Payment Date of Lease Fee, the total sum of (2), (3), (5), (6), (8), (9), (11) and (12) as below.

(SD Tranche 2)

(1)	For the Delivery Date or the Payment Date of Lease Fee, the amount multiplied the Premises Purchase Price of the Premises or the applicable Unit Constitutive Premises by the rate described in (A) below.

(2)	The amount multiplied the Premises Purchase Price or the applicable Unit Constitutive Premises on the Delivery Date or the Payment Date of Lease Fee immediately before the due date of such amount by the rate described in (A) below.

(3)	For the period from the first date of the applicable Calculation Period of Lease Fee to the due date of Stipulated Compensation, the interest on the above (1) calculated with the rate of Euro-Yen TIBOR, as set forth in 6(3) of Appendix 1 of this Agreement, plus [***] (on pro rata basis of 360/year).

(SD Tranche 2)

(4)	For the Delivery Date or the Payment Date of Lease Fee, the amount multiplied the Premises Purchase Price of the Premises or the applicable Unit Constitutive Premises by the rate described in (B) below.

(5)	The amount multiplied the Premises Purchase Price or the applicable Unit Constitutive Premises on the Delivery Date or the Payment Date of Lease Fee immediately before the due date of such amount by the rate described in (B) below.

(6)	For the period from the first date of the applicable Calculation Period of Lease Fee to the due date of Stipulated Compensation, the interest on the above (3) calculated with the rate of Euro-Yen TIBOR, as set forth in 6(3) of Appendix 1 of this Agreement, plus [***] (on pro rata basis of 360/year).

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(Toshiba Tranche 1)

(7)	For the Delivery Date or the Payment Date of Lease Fee, the amount multiplied the Premises Purchase Price of the Premises or the applicable Unit Constitutive Premises by the rate described in (C) below.

(8)	The amount multiplied the Premises Purchase Price or the applicable Unit Constitutive Premises on the Delivery Date or the Payment Date of Lease Fee immediately before the due date of such amount by the rate described in (C) below.

(9)	For the period from the first date of the applicable Calculation Period of Lease Fee to the due date of Stipulated Compensation, the interest on the above (5) calculated with the rate of Euro-Yen TIBOR, as set forth in 6(3) of Appendix 1 of this Agreement, plus [***] (on pro rata basis of 360/year).

(Toshiba Tranche 2)

(10)	For the Delivery Date or the Payment Date of Lease Fee, the amount multiplied the Premises Purchase Price of the Premises or the applicable Unit Constitutive Premises by the rate described in (D) below.

(11)	The amount multiplied the Premises Purchase Price or the applicable Unit Constitutive Premises on the Delivery Date or the Payment Date of Lease Fee immediately before the due date of such amount by the rate described in (D) below.

(12)	For the period from the first date of the applicable Calculation Period of Lease Fee to the due date of Stipulated Compensation, the interest on the above (7) calculated with the rate of Euro-Yen TIBOR, as set forth in 6(3) of Appendix 1 of this Agreement, plus [***] (on pro rata basis of 360/year).

(A)	Described in the Certificate of Lease related to the applicable Separate Transaction

(B)	Described in the Certificate of Lease related to the applicable Separate Transaction

(C)	Described in the Certificate of Lease related to the applicable Separate Transaction

(D)	Described in the Certificate of Lease related to the applicable Separate Transaction

10.	Method of Payment

(1)	Under the delegation of receipt of the payment provided in Article 7, Paragraph 4, the Lease Fee, the Stipulated Compensation, Option Purchase Price and Adjustment Amount upon Return shall be transferred to the following account of the Borrower in cash. (The Lessee shall bear the transfer fee.)

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(2)	Other amount and any amount payable in case the delegation receipt of payment to the Borrower provided in Article 7, Paragraph 4 have been cancelled shall be transferred to the following accounts of the Lessor or the Lender in cash. (The Lessee shall bear the transfer fee.)

[***]

11.	The Lender Mizuho Corporate Bank, Ltd.

12.	The Borrower Facile Princeps Ltd.

13.	The Guarantors Toshiba Corporation SanDisk Corporation

14.	The Administrator IBJ Leasing Co., Ltd.

15.	Structure of Transaction

(1)	The Lessor shall purchase each Unit Constitutive Premises from the Lessee on the Delivery Date of each Separate Transaction and acquire ownership thereof. The share of ownership between Toshiba Lessor and SD Lessor shall be one for one (1:1).

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(2)	In accordance with the Claim Purchase Agreement, Toshiba Lessor shall sell the claim on Toshiba Tranche 1 pursuant to this Agreement to raise the amount equal to [***] of the Premises Purchase Price on the Delivery Date in its own decision and discretion.

(3)	In accordance with the Loan Agreement, the Borrower shall obtain a loan from the Lender on each Delivery Date to raise the Premises Purchase Price in its own decision and discretion.

(4)	The Lessor shall raise the amount equal to approx. [***] of the Premises Purchase Price from its own fund.

(5)	The Lessor shall lease the applicable Unit Constitutive Premises to the Lessee on each Delivery Date. The share of obligation between Toshiba Tranche 1 ad SD Tranche 1 and that between Toshiba Tranche 2 and SD Tranche 2 shall be one for one (1:1) respectively.

[***]  INDICATES THAT CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO RULE 24B-2. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

[*NOTE: English translation provided for convenience only. Japanese language version is official controlling document.]

Attachment 2 of the Lease Agreement

Certificate of Lease
([ ]th Individual Transaction)

__________, 200_

To: Mitsui Leasing & Development, Ltd.
IBJ Leasing Co., Ltd.
Sumisho Lease Co., Ltd.

From: Flash Partners, Ltd.

1.	Pursuant to the Basic Lease Agreement between you and us dated December 24, 2004, we hereby execute and deliver to you this Certificate of Lease in order to certify that we have received from you the lease of the objects described in Section 1 of the Description below.

2.	We confirm that, with respect to the Individual Transaction relating to this Certificate of Lease, the Delivery Date, Lease Period, composition ratio of each Tranche, and the Lease Fees, Purchase Option Exercise Price, Return Adjustment, Standard Redemption Price and Liquidated Damages under Sections 2, 3, 6, 7, 8, and 9 respectively of Appendix 1 of the Basic Lease Agreement agreed pursuant to Article 4, Paragraph 3, of the Basic Lease Agreement shall be as described below as well as in Appendix 2 of this Certificate of Lease.

3.	We agree that the entire provisions of the Basic Lease Agreement identified under Paragraph 1 above shall apply to the Individual Transaction relating to this Certificate of Lease.

Description

1. Leased Object: As described in the List of Leased Objects attached hereto as Appendix 1.

2. Delivery Date: _________, 200_

3.	Delivery Place: 800 Yamanoisshikicho, Yokkaichi, Mie

(Appendix 1 of Loan Certificate)

[Particulars of the Property]

(Appendix 2 of Loan Certificate)

Portion of each Tranche under Article 7, Paragraph 1, of the Lease Agreement:

SD Tranche 1:	[***]
SD Tranche 2:	[***]
Toshiba Tranche 1:	[***]
Toshiba Tranche 2:	[***]

Calculation of the Lease Fees under Appendix 1, Section 3, of the Lease Agreement:

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Purchase Option Exercise Price under Appendix 1, Paragraph 6, of the Lease Agreement:

The amounts are obtained by multiplying the Property Purchase Price by the applicable coefficient below. The Lease Fees as of the Lease Fees Payment Date shall be paid separately.

          [***]

Return Adjustment under Appendix 1, Section 7, of the Lease Agreement:

With respect to the Property or the Unit Component, the amount shall be calculated by multiplying the Property Purchase Price with the applicable coefficient below. The Lease Fees as of the Lease Fees Payment Date shall be paid separately.

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Standard Redemption Price under Appendix 1, Section 8, of the Lease Agreement:

With respect to the Property and the Unit Component, the amount shall be calculated by multiplying the Property Purchase Price with the applicable coefficient below.

[***]

Liquidated Damages under Appendix 1, Section 9, of the Lease Agreement:

[***]

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Attachment 5 to the Lease Agreement

Condition Requirements at the time of Return

     Flash Partners Ltd. (hereinafter know as the Lessee) shall satisfy the following requirements in addition to the provisions of Clause 25 of the Lease when attempting the reversion of the Equipment in question to the Lessors (hereinafter called “the Lessors”) in accordance with the stipulations of Clause 25 of the Lease.

(A) Lessee shall no later than [***] days prior to the expiration or other termination of the Lease (with regard to all but not less than all of the Equipment) provide, at its expense:

1.    a detailed inventory of the Equipment (including the model and serial number of each major component thereof), including, without limitation, all internal circuit boards, module boards and software features.

2.    a complete and current set of all manuals, blue prints, process flow diagrams, equipment configuration diagrams, operation, maintenance and repair records and other data (in Japanese and English) reasonably requested by Lessors concerning the configuration and operation of the Equipment, and

3.    a certification of the manufacturer or of a maintenance provider acceptable to Lessors that the Equipment (a) has been tested and is operating in accordance with the manufacturer’s specifications together with a report detailing the condition of the Equipment, the results of such test(s) and inspection(s), and (b) that the Equipment qualifies for the manufacturer’s used equipment maintenance program.

(B) Upon the request of Lessors and at the expense of the Lessee, Lessee shall, not later than [***] days prior to the expiration or other termination of the Lease make Equipment available for on-site operational inspection by persons designated by Lessors who shall be qualified to inspect the Equipment in its operational environment.

(C) At the expense of Lessee, all Equipment shall be cleaned and treated with respect to rust, corrosion and appearance in accordance with the manufacturer’s recommendations and consistent with the best practices of dealers in used equipment similar to the Equipment. At Lessor’s option and at the expense of Lessee, Lessee shall (a) properly remove all Lessee installed markings which are not necessary for the operation, maintenance or repair of the Equipment; or (b) translate said markings to a language as specified by the Lessors and reattach those markings.

(D) Lessee shall, at its expense, ensure all Equipment and Equipment operations conform to all applicable local, state, and federal laws, health and safety guidelines which may be in effect at the time of return, or as specified by the Lessors.

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(E) Lessee shall, at its expense, provide for the deinstallation, packing, transporting [installation, and certifying] of the Equipment to include, but not limited to, the following: (1) the manufacturer’s representative or such other person acceptable to Lessors shall de-install all Equipment (including all wire, cable and mounting hardware) in accordance with the specifications of Lessors; (2) each item of Equipment will be returned with a certificate supplied by the manufacturer’s representative qualifying the Equipment to be in good condition and (where applicable) to be eligible for the manufacturer’s maintenance plan; the certificate of eligibility shall be transferable to another operator of the Equipment; this assignment shall extend to any software licensing or relicensing or other requirements of the manufacturer to enable an alternate user/purchaser of Equipment to enjoy all rights and privileges as would the original purchaser of the Equipment directly from the manufacturer; (3) the Equipment shall be packed properly and in accordance with the Lessors’ specifications; (4) upon sale of the Equipment to a third party, provide transportation in a manner and to locations specified by the Lessors; (5) without limitation, as applicable, all Equipment shall be professionally de-contaminated and certified for removal and transport by appropriate authorities, in accordance with industry standards, and consistent with the mode of transport specified by Lessors: all internal fluids and/or gasses shall be purged and properly disposed of, any applicable reservoirs, etc. shall be secured in accordance with manufacturers recommendations and in accordance with all applicable laws, rules, and regulations.

(F) At the expense of Lessee, all Equipment shall conform to or be modified to conform to established standards in Japan, the United States or Taiwan; including, but not limited to, wiring codes, software, keyboards, control consoles, all fittings and lines for gas, water, exhaust; Equipment labeling i.e. (operational, warning, safety labels) all current operational and service manuals. At the expense of Lessee, accommodation of power requirements different from where originally shall be provided including but not limited to step-up/step-down transformers shall be fitted by original manufacturer or by certified party in compliance with manufacturers specifications.

(G) All tariffs, duties, taxes, import/export fees, bonding fees, bonded warehousing fees, licenses, permits, approvals, permissions, and/or freight forwarder fees without limitation shall be the responsibility of the Lessee.

(H) Lessee shall, at its expense, obtain and pay for a policy of transit insurance for the redelivery period in an amount equal to the replacement value of the Equipment and Lessors shall be named as the loss payee on all such policies of insurance;

(I) Lessee shall, at its expense, provide insurance and safe, secure storage for Equipment for a period specified by the Lessors after expiration of the Lessee at locations acceptable to Lessors;

(J) With regard to any Equipment that has been modified or reconfigured by the Lessee, at Lessor’s options, Lessee shall, at its expense: (a) return or restore the Equipment to its original configuration, as specified by the manufacturer, or (b) make available for a period of [***] days following successful re-installation and

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test runs, as required, any engineering and technical personnel necessary for the training of personnel with respect to the operation, maintenance and repair of the Equipment (said engineering and technical personnel will be made available by Lessee for an additional [***] day period for consultation regarding the operation of the Equipment);

     (K) Lessee shall, at its expense, allow Lessors the right to attempt resale of the Equipment from Lessee’s plan with the Lessee’s full cooperation and assistance, for a period of [***] days from the Lessee’s notification of its intent to return the Equipment the Lease expiration date. Lessee shall, at its expense, provide safe, secure storage for Equipment if requested by Lessors for a [***] period. If an equipment auction is necessary, Lessors should be permitted to auction the Equipment on-site.

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